                                                                    EXHIBIT 10.1


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN


                           FAMILY BARGAIN CORPORATION

                                    AS BUYER


                                      AND


                           THE SHAREHOLDERS OF CAPIN
                             MERCANTILE CORPORATION


                                   AS SELLERS


                        ---------------------------------

                          DATED AS OF AUGUST 29, 1995

                        ---------------------------------

                               TABLE OF CONTENTS

ARTICLE I
PURCHASE AND SALE; CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1  Purchase and Sale of Shares and Purchased Debt  . . . .   1
         SECTION 1.2  Consideration   . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.3  Payment   . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.4  Adjustments   . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.5  Closing   . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.6  Appointment of Sellers' Agent   . . . . . . . . . . . .   4

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . .   4
         SECTION 2.1  Status of the Shares  . . . . . . . . . . . . . . . . .   4
         SECTION 2.2  Title to the Shares and Purchased Debt  . . . . . . . .   5
         SECTION 2.3  Authority Relative to this Agreement  . . . . . . . . .   5
         SECTION 2.4  No Conflicts; Consents  . . . . . . . . . . . . . . . .   5
         SECTION 2.5  Corporate Existence and Power   . . . . . . . . . . . .   6
         SECTION 2.6  Charter Documents and Corporate Records   . . . . . . .   6
         SECTION 2.7  Financial Information   . . . . . . . . . . . . . . . .   6
         SECTION 2.8  Liabilities   . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.9  Company Receivables   . . . . . . . . . . . . . . . . .   7
         SECTION 2.10  Inventories  . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.11  Absence of Certain Changes   . . . . . . . . . . . . .   7
         SECTION 2.12  Properties   . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.13  Contracts  . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.14  Intangible Property  . . . . . . . . . . . . . . . . .  10
         SECTION 2.15  Claims and Proceedings   . . . . . . . . . . . . . . .  10
         SECTION 2.16  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 2.17  Employee Benefits Plans  . . . . . . . . . . . . . . .  13
         SECTION 2.18  Employee-Related Matters   . . . . . . . . . . . . . .  14
         SECTION 2.19  Insurance  . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 2.20  Compliance with Laws   . . . . . . . . . . . . . . . .  16
         SECTION 2.21  Permits  . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 2.22  Environmental Matters  . . . . . . . . . . . . . . . .  16
         SECTION 2.23  Suppliers  . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 2.24  Potential Conflicts of Interest  . . . . . . . . . . .  17
         SECTION 2.25  Finders; Fees  . . . . . . . . . . . . . . . . . . . .  17
         SECTION 2.26  Depositaries; Powers of Attorney, etc.   . . . . . . .  17
         SECTION 2.27  Disclosure   . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.1  Authority Relative to This Agreement  . . . . . . . . .  18
         SECTION 3.2  No Conflicts; Consents  . . . . . . . . . . . . . . . .  18
         SECTION 3.3  Corporate Existence and Power   . . . . . . . . . . . .  18

         SECTION 3.4  Reports and Financial Statements  . . . . . . . . . . . . . . . . .   19
         SECTION 3.5  Acquisition for Investment  . . . . . . . . . . . . . . . . . . . .   19
         SECTION 3.6  Finders' Fees   . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 3.7  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE IV
COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         SECTION 4.1  Conduct of Business of Company  . . . . . . . . . . . . . . . . . .   19
         SECTION 4.2  Corporate Examinations and Investigations   . . . . . . . . . . . .   21
         SECTION 4.3  Additional Financial Statements   . . . . . . . . . . . . . . . . .   21
         SECTION 4.4  Filings and Authorizations  . . . . . . . . . . . . . . . . . . . .   21
         SECTION 4.5  Efforts to Consummate   . . . . . . . . . . . . . . . . . . . . . .   22
         SECTION 4.6  Negotiations With Others  . . . . . . . . . . . . . . . . . . . . .   22
         SECTION 4.7  Notices of Certain Events   . . . . . . . . . . . . . . . . . . . .   22
         SECTION 4.8  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . .   23
         SECTION 4.9  Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . .   23
         SECTION 4.10  Expenses.    . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         SECTION 4.11  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         SECTION 4.12  Provision of Merchandise   . . . . . . . . . . . . . . . . . . . .   25
         SECTION 4.13  Limitation on Bankruptcy   . . . . . . . . . . . . . . . . . . . .   25
         SECTION 4.14  Severance Payments/Continued Employment  . . . . . . . . . . . . .   25
         SECTION 4.15  Restrictive Covenants  . . . . . . . . . . . . . . . . . . . . . .   26
         SECTION 4.16  Negotiations and Notice by Buyer with Respect to Guarantees  . . .   27
         SECTION 4.17  No Involuntary Proceedings   . . . . . . . . . . . . . . . . . . .   27
         SECTION 4.18  No Continuing Legal Representation; Conflict Waiver  . . . . . . .   27
         SECTION 4.19  Additional Buyer Financial Statements  . . . . . . . . . . . . . .   27
         SECTION 4.20  Closing of Capin's Store   . . . . . . . . . . . . . . . . . . . .   27
         SECTION 4.21  Intellectual Property Rights   . . . . . . . . . . . . . . . . . .   27
         SECTION 4.22  No Claim to Sellers' Assets  . . . . . . . . . . . . . . . . . . .   28
         SECTION 4.23  Adverse Change Expected  . . . . . . . . . . . . . . . . . . . . .   28
         SECTION 4.24  Termination of Certain Leases  . . . . . . . . . . . . . . . . . .   28
         SECTION 4.25  Amendments to Certain Leases   . . . . . . . . . . . . . . . . . .   28
         SECTION 4.26  Release of Bank Debt   . . . . . . . . . . . . . . . . . . . . . .   29
         SECTION 4.27  Cooperation in Litigation  . . . . . . . . . . . . . . . . . . . .   29

ARTICLE V
CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         SECTION 5.1  Conditions to the Obligations of Sellers and Buyer  . . . . . . . .   29
         SECTION 5.2  Conditions to the Obligations of Sellers  . . . . . . . . . . . . .   30
         SECTION 5.3  Conditions to the Obligations of Buyer  . . . . . . . . . . . . . .   31

ARTICLE VI
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         SECTION 6.1  Survival of Representations and Warranties  . . . . . . . . . . . .   34
         SECTION 6.2  Obligation of Sellers to Indemnify  . . . . . . . . . . . . . . . .   34

         SECTION 6.3  Obligation of Buyer to Indemnify  . . . . . . . . . . . . . . . . .   35
         SECTION 6.4  Notice and Opportunity to Defend Third Party Claims . . . . . . . .   35
         SECTION 6.5  Limits on Indemnification . . . . . . . . . . . . . . . . . . . . .   36
         SECTION 6.6  Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         SECTION 6.7  Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE VII
TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         SECTION 7.1  Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         SECTION 7.2  Effect of Termination; Right to Proceed   . . . . . . . . . . . . .   37

ARTICLE VIII
ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 8.1  Binding Arbitration   . . . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 8.2  Choice of Arbitrator  . . . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 8.3  Resolution of Dispute   . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE IX
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 9.1  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         SECTION 9.2  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .   39
         SECTION 9.3  Waivers and Amendments; Non-Contractual
                      Remedies; Preservation of Remedies  . . . . . . . . . . . . . . . .   40
         SECTION 9.4  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         SECTION 9.5  Consent to Jurisdiction and Service of Process  . . . . . . . . . .   40
         SECTION 9.6  Designated Buyer  . . . . . . . . . . . . . . . . . . . . . . . . .   40
         SECTION 9.7  Binding Effect; No Assignment   . . . . . . . . . . . . . . . . . .   40
         SECTION 9.8  Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         SECTION 9.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         SECTION 9.10 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE X
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         SECTION 10.1 Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         SECTION 10.2 Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . .   48

                                    EXHIBITS


Exhibit A         -       List of Sellers

Exhibit B1        -       Form of Downpayment Note

Exhibit B2        -       Form of Contingent Note of Buyer

Exhibit B3        -       Form of Absolute Note of Buyer

Exhibit C1        -       Form of Merchandising Note and Security Agreement

Exhibit C2        -       Form of Deed of Trust

Exhibit C3        -       Form Inter-Creditor Agreement

Exhibit C4        -       Form of Signing Opinion

Exhibit D         -       Indemnity Agreement

Exhibit E         -       Form of Legal Opinion of Counsel to Buyer

Exhibit F         -       Form of Closing Opinion

Exhibit G         -       Form of Estoppel Certificate

                                   SCHEDULES

Schedule 1.4              -       Composition of the Affected Liabilities

Schedule 2.1              -       Restrictions on Shares

Schedule 2.4              -       Seller Required Consents

Schedule 2.7              -       Exceptions to Financial Statements

Schedule 2.8              -       Certain Liabilities

Schedule 2.8A             -       Updated Liabilities List

Schedule 2.9              -       Receivables

Schedule 2.10             -       Inventories

Schedule 2.11     -       Recent Developments

Schedule 2.12A    -       Owned Real Property

Schedule 2.12B    -       Leased Real Property

Schedule 2.12C    -       Occupancy Rights of Others

Schedule 2.12D    -       Personal Property

Schedule 2.13     -       Contracts

Schedule 2.14     -       Intellectual Property

Schedule 2.15     -       Litigation

Schedule 2.16     -       Taxes

Schedule 2.17     -       Employee Benefit Plans

Schedule 2.18     -       Employment Related Matters

Schedule 2.19     -       Insurance

Schedule 2.21     -       Permits

Schedule 2.22     -       Environmental Matters

Schedule 2.23     -       Suppliers

Schedule 2.24     -       Potential Conflicts of Interest

Schedule 2.26     -       Depositories; Powers of Attorney

Schedule 3.2      -       Buyer Required Consents

Schedule 4.22     -       Sellers' Assets to be Retained


                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT dated as of August 29, 1995 among FAMILY BARGAIN CORPORATION, a Delaware corporation (" Buyer"); each of the shareholders listed on the signature page of this Agreement (each a "Seller" and collectively the "Sellers") and Robert S. Stuchen as agent for the Sellers ("Sellers' Agent"):

         Each Seller owns the number of shares of Common Stock, par value $.01 per share (the " Common Stock"), set forth in Exhibit A next to the name of such Seller (collectively, the "Shares") of Capin Mercantile Corporation, an Arizona corporation (the "Company").

         This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of the Company and debt obligations of the Company in the aggregate principal amount of $1,849,000 (the "Purchased Debt") upon the terms and conditions set forth herein (certain terms used herein having the respective meanings set forth in Article IX).

         Now, therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE; CLOSING

         SECTION 1.1 Purchase and Sale of Shares and Purchased Debt. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, transfer and deliver the Shares to Buyer, and Buyer shall purchase and accept the Shares from Sellers, and Sellers shall sell, transfer and deliver or cause to be sold, transferred and delivered the Purchased Debt to Buyer, and Buyer shall purchase and accept the Purchased Debt.

         SECTION 1.2  Consideration.  Subject to the adjustments specified in
Section 1.4, the purchase price for the Shares shall be $1,000 (the "Share Purchase Price") and the purchase price for the Purchased Debt shall be $1,849,000 (the "Debt Purchase Price"), both payable in accordance with the provisions of Section 1.3 (the Share Purchase Price and the Debt Purchase Price, as so adjusted, shall be collectively referred to as the "Purchase Price").

         SECTION 1.3 Payment. The Purchase Price will be payable as follows (and shall be deposited in an account or accounts designated by Sellers' Agent):

                 (a) Seller shall pay the Share Purchase Price in cash or other immediately available funds at the Closing.

                 (b) If the Affected Real Property or any portion thereof is sold, on or before the Closing, for an aggregate price of at least $3,000,000, Buyer shall pay $899,000, otherwise Buyer shall pay $499,000, in each case at the Closing in cash by wire transfer of immediately available funds to an account designated by Sellers' Agent by written notice given to Buyer at least one Business Day prior to the Closing Date.

                 (c) Buyer shall pay $250,000, plus interest at the rate of eight and three quarters percent (8.75%) per year from the Closing Date, on or before December 31, 1995. Buyer's obligation to make the payments required pursuant to this clause (c) shall be evidenced by the delivery at the Closing of a promissory note of Buyer in substantially the form of the note attached as Exhibit B1 (the "Downpayment Note").

                 (d) Subject to adjustment pursuant to Section 1.4, Buyer shall pay to Seller $600,000 (the "Final Installment"), plus interest thereon at the rate of eight and three quarters percent (8.75%) per year, on or before October 30, 1998 (the "Maturity Date"). Buyer's obligation to make the payments required pursuant to this clause (d) shall be evidenced by the delivery at the Closing of a promissory note of Buyer in substantially the form of the note attached as Exhibit B2 (the "Contingent Note").

                 (e) Buyer shall pay the balance (which shall be $500,000 or $100,000 depending upon the payment called for under Section 1.4(b)) of the Purchase Price in 10 equal quarterly installments of principal, plus interest at the rate of eight and three quarters (8.75%) percent per year, payable quarterly, commencing on the 15th day of the sixth month following the Closing and continuing on the 15th day of each third month thereafter. Buyer's obligation to pay such balance of the Purchase Price plus interest shall not be subject to adjustment pursuant to Section 1.4. All principal and interest not paid in installments under this clause (e) shall be due and payable in full on the Maturity Date. Buyer's obligation to make the payments required pursuant to this clause (e) shall be evidenced by the delivery at the Closing of a promissory note of Buyer in substantially the form of the note attached as Exhibit B3 (the "Absolute Note").

         SECTION 1.4 Adjustments. The Company owns the land, buildings and improvements described in Schedule 1.4 (the "Affected Real Property"). The Purchase Price shall be adjusted as follows based upon a sale or appraisal of the Affected Real Property:

                 (a) From and after the Closing Date, Buyer shall exert its reasonable efforts to cause the Company to sell the Affected Real Property to a bona fide third party purchaser prior to the Maturity Date. Buyer may cause the Affected Real Property to be sold at any price to a bona fide third-party purchaser, provided that if the Affected Real Property is in an escrow for sale during the first eight months following the Closing (the "Initial Period"), which escrow ultimately results in a sale of the Affected Real Property, there will be no downward adjustment of the Purchase Price under this Section 1.4.

                 (b) If, at any time prior to the Maturity Date, the sale of the Affected Real Property to a bona fide third party purchaser yields Net Proceeds in excess of $6,700,000, the Debt Purchase Price will be increased by 50% of the excess, and the amount of such excess shall be paid to Sellers' Agent (on behalf of Sellers) immediately upon the closing of any sale of any portion of the Affected Real Property that results in cumulative Net Proceeds (including any deferred consideration such as seller/owner financing) exceeding $6,700,000. If, after the Initial Period, the sale to a bona fide third party purchaser of the Affected Real Property yields Net Proceeds of less than $6,700,000, the Final Installment will be reduced by the lesser of $600,000 or 50% of the shortfall.

                 (c) If the Affected Real Property is not sold to a bona fide third party purchaser on or before six months prior to the Maturity Date, Sellers' Agent and Buyer will appoint a real estate appraiser to appraise the Affected Real Property. If no agreement is reached by Buyer and Sellers' Agent within five months prior to the Maturity Date as to the appointment of a real estate appraiser, the parties shall petition the presiding judge of the Superior Court of Santa Cruz, Arizona to appoint such an appraiser. The appointment of the appraiser by such presiding judge shall be final and binding upon all parties. The terms of appointment of the appraiser will require him or her to produce, within 60 days after appointment, an appraisal reflecting the fair market value of the unsold portion or portions of the Affected Real Property (assuming a willing buyer and willing seller, with the former under no compulsion to buy and the latter under no compulsion to sell), reduced by the customary Sales Expenses associated with a sale thereof (the "Deemed Net Proceeds"), which shall conclusively be deemed to constitute the value of the unsold portion of the Affected Real Property for purposes of Section 1.4(d).

                 (d) If any portion of the Affected Real Property is not sold to or placed into an escrow for sale to a bona fide third party purchaser as of the Maturity Date, the Final Installment will be adjusted on the basis of the Deemed Net Proceeds of the unsold portion. If the Deemed Net Proceeds (when added to the Net Proceeds for any portion of the Affected Real Property sold to a bona fide third party purchaser) ("Adjusted Deemed Net Proceeds") exceed $6,700,000, the Final Installment will be increased by 50% of the excess. Conversely, if the Adjusted Deemed Net Proceeds are less than $6,700,000, the Final Installment will be reduced by the lesser of $600,000 or 50% of the shortfall.

                 (e) If the Affected Real Property is in an escrow for sale as of the Maturity Date, Sellers will have the option of making the adjustment to the Purchase Price pursuant to Section 1.4(d) or deferring payment of the Final Installment until the closing of the escrow for the sale of the Affected Real Property. If Sellers elect to defer payment of the Final Installment by giving Buyer notice of such election no later than five days prior to the Maturity Date, the Final Installment shall be due and payable on the date of the closing of the escrow for the sale of the Affected Real Property and the Purchase Price shall be adjusted pursuant to Section 1.4(b) on the basis of the Net Proceeds of such sale. If there is no such closing within 90 days after the Maturity Date, the provisions of Section 1.4(d) will apply and the Final Installment will be due and payable on the ninety fifth day after the Maturity Date.

                 (f) The Company shall have the right to sell all or any portion of the Affected Real Property prior to the Closing, subject to the consent of Buyer to the sale, which consent will not be unreasonably withheld. Any such sale shall result in an adjustment to the Purchase Price pursuant to
Section 1.4(b).

         SECTION 1.5 Closing. The closing of the purchase and sale of the Shares and the Purchased Debt (the "Closing") hereunder shall take place at the offices of Lewis and Roca LLP, One South Church Avenue, Suite 700, Tucson, Arizona 85701 at 10:00 a.m., local time on October 30, 1995, or if on such date the conditions to closing specified in Article V (other than conditions requiring the delivery of certificates, opinions and other instruments and documents) shall not have been satisfied or waived, on the fifth day following such satisfaction or waiver, or on such other date as Buyer and the Sellers' Agent shall agree. The time and date of the Closing is hereinafter called the "Closing Date".

         SECTION 1.6 Appointment of Sellers' Agent. Each Seller irrevocably appoints and authorizes Robert S. Stuchen to do all such acts and things as agent (and not as principal) on its behalf and to exercise all such rights, powers and privileges in relation to this Agreement or any Transaction Document as fully and completely as such Seller could on its own behalf, together with all such powers as are reasonably incidental thereto. Each Seller agrees that the foregoing appointment and powers are coupled with an interest and every party acting hereunder or under any Transaction Document shall be entitled to rely on any action taken or omitted by Sellers' Agent on behalf of any other Seller.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller represents and warrants to Buyer that:

         SECTION 2.1 Status of the Shares and Purchased Debt. The authorized capital of the Company consists of one million common shares, par value one cent per share, of which 168,399.25 shares are issued and outstanding. The Shares constitute 100% of the issued and outstanding capital stock of the Company. Except as set forth on Schedule 2.1, the Shares are subject to no restrictions on transferability other than restrictions imposed by (a) the 1933 Act, (b) applicable state securities Laws and (c) the Family Agreement. At the Closing, the Company will not have outstanding any rights, warrants or options to acquire securities of the Company or any convertible or exchangeable securities and, other than pursuant to this Agreement, no person will have any right to acquire any securities of the Company. All of the Shares have been duly authorized and duly and validly issued and are fully paid and non-assessable, and none was issued in violation of any preemptive rights, rights of first refusal or other contractual or legal restrictions of any kind. The Purchased Debt represents amounts owed by the Company for money borrowed from the initial holder of each promissory note evidencing any portion of the Purchased Debt; the adjusted issue price of the Purchased Debt is equal to $1,849,000.

         SECTION 2.2 Title to the Shares and Purchased Debt. Each Seller owns and holds good and marketable title to such Seller's Shares free and clear of any Lien of any kind. At the Closing, Buyer will acquire good and marketable title to such Seller's Shares, free and clear of any Lien of any kind other than Liens created by Buyer or arising pursuant to this Agreement. At the Closing, Buyer will acquire the Purchased Debt free and clear of any Lien of any kind other than Liens created by Buyer or arising pursuant to this Agreement.

         SECTION 2.3 Authority Relative to this Agreement. Each Seller has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which he or it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which such Seller is a party have been duly and validly authorized by each Seller and no other proceedings on the part of the Company are necessary to authorize the execution and delivery by such Seller of this Agreement or the consummation of the Contemplated Transactions to which such Seller is a party. This Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by each Seller, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of such Seller enforceable against such Seller in accordance with their respective terms except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 2.4 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and each other Transaction Document to which he or it is a party, the consummation of the Contemplated Transactions to which such Seller is a party or the contemplated change of control of the stock ownership of the Company, will not (i) violate any provision of the articles of incorporation or bylaws (or comparable instruments) of the Company; (ii) require Sellers or the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except for compliance with the HSR Act and except as set forth on Schedule 2.4 (the "Seller Required Consents"); (iii) if the Seller Required Consents are obtained prior to Closing, violate, conflict with or result in a breach or default under (after the giving of notice or the passage of time or both), or permit the termination of, any Lease or Contract of a type required to be listed on Schedules 2.12B or
2.13 to which any Seller or the Company is a party or by which any of them or any of their Assets may be bound or subject, or result in the creation of any Lien upon the Shares or upon any of the Assets of the Company pursuant to the terms of any such Contract; (iv) if the Seller Required Consents are obtained prior to Closing, violate any Law or Order of any Governmental Body against, or binding upon, any Seller or the Company or upon their respective Assets or the Business; (v) if the Seller Required Consents are obtained prior to Closing, violate or result in the revocation or suspension of any Permit.

         SECTION 2.5 Corporate Existence and Power. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite powers and all material Permits required to carry on the Business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Business or the Assets, financial condition, prospects or the results of operations of the Company (collectively, the "Condition of the Business").

                 (b) The Company does not have any Subsidiaries and does not directly or indirectly own any interest or investment in any other person.

         SECTION 2.6 Charter Documents and Corporate Records. (a) Sellers have heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation and By-laws, or comparable instruments, of the Company as in effect on the date hereof. The stock and transfer books of the Company have been made available to Buyer for its inspection and are true and complete.

                 (b) Since January 1, 1992, all financial, business and accounting books, ledgers, accounts and official and other records relating to the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

         SECTION 2.7 Financial Information. Sellers have previously furnished to Buyer true and complete copies of (i) the Company's financial statements at and for the years ended December 31, 1994, 1993 and 1992 (the "Annual Statements"), (ii) the Company's unaudited financial statements at and for the calendar quarters ended March 31, 1995 and March 31, 1994 and the six months ended June 30, 1995 and June 30, 1994 (the "Interim Statements"), and (iii) all management letters, audit letters and attorney audit response letters issued in connection with the Company's financial statements for each of the three years ended December 31, 1994. The Annual Statements have been prepared in accordance with GAAP consistently applied as set forth in the notes thereto and were audited by the Company's accountants. Except as set forth on Schedule 2.7, each delivered financial statement presents fairly the financial position of the Company as of its date, and its earnings, changes in stockholders' equity and cash flow for the periods then ended. Except as set forth on
Schedule 2.7, each delivered balance sheet fully sets forth all material Assets and Liabilities of the Company existing as of its date which, under GAAP, should be set forth therein, and each statement of earnings sets forth the items of income and expense of the Company which should appear therein under GAAP.

         SECTION 2.8  Liabilities.  Except as and to the extent set forth on
Schedule 2.8 or reflected in the unaudited balance sheet of the Company (the "Latest Balance Sheet") at June 30, 1995 (the "Latest Balance Sheet Date") referred to in Section 2.7, the Company did not have, as of the Latest Balance Sheet Date, any Liabilities or obligations (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of business);

and except as described in Schedule 2.8 hereto, the Company has not incurred any Liabilities since June 30, 1995 except (i) current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with recent practice, (ii) Liabilities in respect of borrowings under the Revolving Credit Facility and (iii) Liabilities reflected on any balance sheet included in the Interim Statements. Also attached as Schedule 2.8A is an update of Schedule 2.8 as of July 31, 1995.

         SECTION 2.9 Company Receivables. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Balance Sheet or as set forth in Schedule 2.9, all the Receivables of the Company reflected therein and all Receivables that have arisen since the Latest Balance Sheet Date (except Receivables as have been collected since such date) are valid and enforceable claims, and constitute bona fide Receivables resulting from the sale of goods and services in the ordinary course of the Business. Except as indicated on Schedule 2.9, the Receivables are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible or realizable except to the extent of the amount of the reserve for doubtful accounts reflected in the Latest Balance Sheet. Except for Receivables, the Company has not made any loan or advance to any person.

         SECTION 2.10 Inventories. Schedule 2.10 sets forth a true and complete list of Inventory by category as of June 30, 1995. Except as indicated on
Schedule 2.10, as of June 30, 1995, all Inventory consisted of items which were good and merchantable and of a quantity and quality usable and saleable in the ordinary course of the Business consistent with past practices.

         SECTION 2.11 Absence of Certain Changes. Since the Latest Balance Sheet Date, except as set forth in this Agreement or disclosed in Schedule 2.11, the Company has conducted the Business in the ordinary course consistent with recent practices and there has not been:

                 (a) Any transaction or Contract with respect to the purchase, acquisition, lease, disposition or transfer of any Assets or to any capital expenditure (in each case, other than in the ordinary course of the Business in accordance with recent practice);

                 (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company;

                 (c) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Assets of the Company to the extent material to the Company;

                 (d) Any change in any method of accounting or accounting practice by the Company;

                 (e) Any increase in the compensation payable or to become payable to any officer, stockholder, director, consultant, agent or full-time employee of the Company, or any alteration in the benefits payable to any thereof;

                 (f) Except in the ordinary course of the Business, consistent with recent practice, any payment, directly or indirectly, of any Liability before it became due in accordance with its terms;

                 (g) Any receipt of written notices of termination, default, amendment or modification of any Lease except as set forth on Schedule 2.12B; or

                 (h) Except for any changes made in the ordinary course of the Business as conducted in accordance with recent practice, any material change in any of the Company's business policies, including advertising, marketing, pricing, purchasing, personnel, returns or budget policies.


         SECTION 2.12 Properties. (a) Schedule 2.12A sets forth a complete and accurate list and general description of all real property owned by the Company (the "Owned Real Property"). The Company has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens and other title defects of any nature whatsoever, except as disclosed on
Schedule 2.12A. To Sellers' actual knowledge, Schedule 2.12A also sets forth with respect to such Owned Real Property a list of all title insurance policies, deeds, appraisal reports, surveys and environmental reports held by the Company, copies of which have been provided to Buyer.

                 (b) Schedule 2.12B sets forth a complete list and general description of all real properties leased by the Company as tenant and all properties subleased by the Company, as sublessor or sublessee (the "Leased Real Property"). (The Owned Real Property and the Leased Real Property are collectively referred to as the "Real Property"). With respect to the Leased Real Property, Schedule 2.12B also sets forth the date of all of the real property leases for the Leased Real Property and any amendments thereto and assignments thereof (the "Leases"), the term thereof, including any renewal options, options to purchase, rights of first refusal, and the aggregate monthly rental payable thereunder. Complete copies of all Leases have been delivered to Buyer. (Buyer acknowledges receipt of the actual leases for Leased Real Property for which such information is summarized on Schedule 2.12B). Except as disclosed on Schedule 2.12B, to Sellers' actual knowledge,
(i) the Leases are in full force and effect with no existing defaults thereunder which have continued beyond the expiration of applicable notice and cure periods, (ii) there is no omission, condition or event which, with the giving of notice or passage of time, would constitute a default under any of the Leases, and (iii) the Company has not received any notice of default or termination under any of the Leases. Sellers represent that, except as set forth on Schedule 2.12B, all of the Leases are with unrelated third-party landlords.

                 (c)      To Sellers' actual knowledge, except as disclosed on
Schedule 2.12C, all structures and buildings of the Business (including HVAC equipment) are in good operating condition (subject to normal wear and tear) with no structural or other defects known to Sellers that could interfere in any material respect with the operation of the Business, are located within applicable boundary lines and are suitable for the purposes for which they are currently used. To Sellers' actual knowledge, except as disclosed on Schedule 2.12C, neither the Business nor the

Owned or Leased Real Property is in violation in any material respect of any building, zoning, anti-pollution, health, occupational safety or other Law or any Order or Permit in respect of such Owned or Leased Real Property, improvements, structures and buildings located therein or thereat. Except as disclosed on Schedule 2.12C, no person, other than the Company, has any right to occupy or possess any of the Real Property or any such structures or buildings thereat. Except as disclosed on Schedule 2.12C, all tenant improvements or other work required to be performed by or on the part of the Company under any Lease has been completed substantially in accordance with the provisions of each such Lease. The Company has not received any notice from any insurer or any Governmental Body recommending or requiring any work to be performed on or with respect to any Real Property.

                 (d) To Sellers' actual knowledge, the Company has good and marketable title to (or valid leasehold interest in) all personal property used in the Business, free and clear of all Liens except as disclosed in
Schedule 2.12D. Except as disclosed in Schedule 2.12D, the machinery, equipment and other tangible personal property constituting a part of the Assets (whether owned or leased), are in good condition and repair (subject to normal wear and tear). Schedule 2.12D contains a list and description of all equipment and other tangible personal property acquired by the Company since January 1, 1992 with an original cost of $10,000 or more.

         SECTION 2.13 Contracts. (a) Schedule 2.13 sets forth an accurate and complete list of all Contracts (other than Leases) to which the Company is a party or by which it or its Assets are bound or subject, except only for those with persons who are not Affiliates of either the Company or any Seller relating solely to the purchase or sale of property or services by the Company in the ordinary course of the Business which (i) require the Company to make or receive payments not in excess of $25,000 per year and (ii) have a remaining term of less than twelve months on the date of this Agreement or are terminable by the Company without penalty during such period. True and correct copies of all written Contracts listed on such Schedule and summaries of the material provisions of all oral Contracts so listed have been made available to Buyer.

                 (b) Except as described on Schedule 2.13, all Contracts listed on Schedule 2.13 and all Leases (the "Material Contracts") are valid, subsisting, in full force and effect and binding upon the Company, and, to the knowledge of Sellers, the other parties thereto in accordance with their terms. Except as described on Schedule 2.13, the Company is not in default (or alleged default) under any such Material Contract in any material respect, nor, to the knowledge of Sellers, is any other party thereto in default thereunder in any material respect, nor does any condition exist that with notice or the lapse of time or both would constitute a material default (or give rise to a termination right) thereunder. To the actual knowledge of Sellers, none of the other parties to any such Material Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise. Since the Latest Balance Sheet Date, the Company has not waived any material right under any such Material Contract, materially amended or extended beyond December 31, 1995 any such Material Contract or terminated or failed to renew (or received notice of termination or failure to renew with respect to) any such Material Contract.

         SECTION 2.14 Intangible Property. Schedule 2.14 sets forth all trademarks, registered copyrights, service marks and trade names owned or used by the Company, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company relating to any of the foregoing, and there are no other trademarks, copyrights, service marks and trade names that are material to the Business (the "Intellectual Property Rights"). Except as provided in this Agreement, the Contemplated Transactions will not adversely affect the right, title and interest of the Company in and to the Intellectual Property Rights. The Intellectual Property Rights do not infringe on or conflict with the rights or intellectual property of third parties.



         SECTION 2.15     Claims and Proceedings.  Except as set forth on
Schedule 2.15, there are no outstanding Orders of any Governmental Body against or involving the Company or the Business. Except as set forth on Schedule 2.15, there are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or threatened on the date hereof, against or involving the Company, any of its Assets or the Business. Schedule 2.15 also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on Schedule 2.15, at the Closing there will be no such Claims pending or threatened, other than Claims by the Company's lenders, vendors or suppliers or claims that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Condition of the Business. Except as set forth on Schedule 2.15, to the actual knowledge of Sellers, on the date hereof, there is no fact, event or circumstances that would give rise to any uninsured Claim. As of the Closing, except with respect to past due payment obligations to the Company's lenders, vendors and suppliers, there will exist no such fact, event or circumstance known to Sellers that would give rise to any uninsured Claim that, if pending or threatened on the Closing Date, could reasonably be expected to have a material adverse effect on the Condition of the Business. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 2.15 have been timely and duly given and, except as set forth on Schedule 2.15, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to the knowledge of Sellers, threatened that would give rise to any right of indemnification on the part of any director or officer of the Company or the heirs, executors or administrators of such director or officer, against the Company.

         SECTION 2.16     Taxes.  (a)  Except as set forth in Schedule 2.16:

                          (i)  the Company has timely filed or, if not yet due,
will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the Closing, to the extent that such returns are or will be due on or before the Closing, and to the knowledge of the Sellers all such Tax Returns are true, correct and complete;

                          (ii)  the Company has paid or, if payment is not yet
due, will pay to the appropriate Tax Authority all Taxes of the Company for all taxable periods ending on or prior to the Closing Date, to the extent that such payments are due on or prior to the Closing Date;

                          (iii)   no extension of time has been requested or
granted for the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid;

                          (iv)    the Company has not received a notice of a
determination by a Tax Authority that Taxes are owed by the Company (other than for Taxes that are normally computed and assessed by a Tax Authority such as real or personal property taxes) for which the Tax has not been paid (such determination to be referred to as a "Tax Deficiency") and, to the knowledge of Sellers, no such notice of determination is proposed or threatened;

                          (v)     there are no Tax Liens on or pending against
the Company or any of its properties;

                          (vi)    there are no presently outstanding waivers or
extensions or requests for waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

                          (vii)   no issue has been raised in any examination,
investigation, audit, suit, action, claim or proceeding relating to Taxes (a "Tax Audit") which, by application of similar principles to any past, present or future period, would result in a determination by a Tax authority that Taxes are owed by the Company for such period;

                          (viii)  with the exception of a federal income Tax
Audit for calendar year 1992, there are no pending or, to the knowledge of Sellers, threatened Tax Audits of the Company;

                          (ix)    the Company does not currently have any
adjustments pursuant to Section 481 of the Code that will require it to include such an adjustment to income during any post Closing period, and no Tax Authority has proposed any such adjustments;

                          (x)     the Company does not own any property that is
tax-exempt use property within the meaning of section 168(b) of the Code or that is described in section 168(f)(8) of the Code as in effect prior to its amendment by the Tax Reform Act of 1986;

                          (xi)    the Company has not filed a consent pursuant
to section 341(f) of the Code or agreed for section 341(f)(2) to apply to the disposition of any asset;

                          (xii)   the Company is not now (A) an includable
member of an "affiliated group" within the meaning of section 1504(a) of the Code, (B) a member of any consolidated, combined or unitary Tax Return filing group, (C) a party to an agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or tax losses of any other individual or entity, (D) a personal holding company as defined in section 542 of the Code, (E) the owner of an interest in an entity that is or is treated as a partnership, trust, regulated investment company as defined in section 851 of the Code, real estate investment trust as defined in section 856 of the Code or foreign personal holding company as defined in section 552(a) of the Code or, (F) a United States shareholder as defined in section 951(b) of the Code of a controlled foreign corporation as defined in section 957 of the Code;

                          (xiii)  the Company will not be subject to Tax under
sections 1374, 1375 or 1371(d)(2) of the Code for any taxable period ending on or before the Closing Date; and

                          (xiv)   no state or local Tax will be imposed upon the
Company under Arizona law as a result of the change in ownership of the Shares pursuant to the Contemplated Transactions.

                 (b) Schedule 2.16 contains (i) a schedule of the filing dates of all Tax Returns required to be filed by the Company, and (ii) a list of all elections made by the Company relating to Taxes since 1992. Except as set forth in Schedule 2.16, the Company has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed and (ii) the defense of all Tax Audits involving taxable periods either ending on or during the six (6) years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

                 (c) Except for sales Taxes which result from the consummation of the Contemplated Transactions, and as set forth on Schedule 2.16, the Company has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected and remitted on or prior to the Closing Date, including any interest and any penalty, addition to tax or additional amount unpaid, and have been furnished properly completed exemption certificates for all exempt transactions. The Company has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the Closing Date.

                 (d) The Company has collected all withholding, payroll, employment, property, customs duty, fee, assessment or charge of any kind whatsoever (including but not limited to Taxes assessed to real property and water and sewer rents relating thereto) that is required to be collected and will collect all such required amounts prior to Closing. In addition, the Company has remitted or will remit the collected amounts to the appropriate Tax Authority to the extent that the remittance is or was due on or before the Closing, together with any applicable interest or penalty.

         SECTION 2.17 Employee Benefits Plans. (a) Schedule 2.17 lists all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other employee benefit plans, contracts or arrangements including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Employee Benefit Plans") which cover any current or former employee, officer, director or consultant of the Company or any portion of the Business. Schedule 2.17 separately identifies all Employee Benefit Plans providing retiree benefits and a calculation of the present value of all Liabilities therefor. To the actual knowledge of Sellers, all Employee Benefit Plans have been established and maintained substantially in accordance with their material terms. No Employee Benefit Plan is or was collectively bargained for. To the actual knowledge of Sellers, the Employee Benefit Plans which are described in Section 3(3) of ERISA (the "ERISA Plans") are in compliance with all provisions of ERISA, other applicable Laws and, if intended to be tax qualified, Sections 401(a) and 501(a) of the Code. All ERISA Plans which are intended to qualify under Section 401(a) of the Code have been submitted to and approved under Section 401(a) of the Code by the IRS and, to the actual knowledge of Sellers, nothing has occurred which would cause the loss of such tax qualification. No liability under ERISA has been or is expected to be incurred by the Company or any Affiliate of the Company with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its Affiliates have not incurred and do not expect to incur any Liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) and have not made and are not obligated to make any contributions to any multi-employer plan. To Sellers' knowledge, all contributions required to be made under the terms of any Employee Benefit Plan have been timely made or have been duly provided for. No single-employer plan of the Company or any ERISA Affiliate of the Company has any unfunded pension liability or any "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. No Reportable Event has occurred with respect to any ERISA Plan. Neither the Company nor any of its Affiliates has provided, or is required to provide, security to any single- employer plan of an ERISA Affiliate pursuant to Section 401(a) of the Code. The Company and each ERISA Affiliate have paid all premiums (together with any interest, charges or penalties for late payment thereon) required to be paid to the Pension Benefit Guaranty Corporation with respect to each ERISA plan for which such premiums are required. No ERISA Plan has engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code that is not exempt under Section 408 of ERISA or Section 4975(d) of the Code. Each ERISA Plan is currently in compliance with the bonding requirements of Section 412 of ERISA. Each Employee Benefit Plan can be unilaterally terminated without penalty by the Company on no more than sixty (60) days' notice. There are no pending or, to the knowledge of Sellers, threatened Claims relating to any Employee Benefit Plan, other than routine Claims for benefits in the ordinary course, asserted against (i) any Employee Benefit Plan or its assets, (ii) the Company or any ERISA Affiliate, (iii) any fiduciary, for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise.

                 (b) With respect to each Employee Benefit Plan, Sellers have delivered to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate and complete description) thereof (including all amendments thereto which will become effective at a later date) and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent summary plan description, (iii) the most recent annual report form (FORM 5500 series), financial statement and actuarial report and (iv) the most recent IRS determination letter.

         SECTION 2.18 Employee-Related Matters. (a) Schedule 2.18 contains a true and correct list of all directors and employees of the Company, including any agreement relating thereto, and a description of the rate and nature of all compensation payable by the Company to each such person.
Schedule 2.18 also contains a description of all existing severance, accrued vacation policies or retiree benefits of any current or former director, officer, employee or consultant (to the extent not included on Schedule 2.17). Except as set forth on such Schedule, the employment or consulting arrangement of all such persons is terminable at will.

                 (b) Except as set forth in Schedule 2.18, (a) the Company is not a party to any Contract with any labor organization or other representative of its employees; (b) there is no unfair labor practice charge or complaint pending or, to the knowledge of Sellers, threatened against the Company; (c) the Company has not experienced any labor strike, slowdown, work stoppage or similar material labor controversy within the past three years; (d) no representation question has been raised respecting any of the Company's employees working within the past three years, nor, to the knowledge of Sellers, are there any campaigns being conducted to solicit authorization from the Company's employees to be represented by any labor organization; (e) no Claim before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees, is pending or, to the knowledge of Sellers, threatened against the Company; (f) the Company is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (g) except with respect to ongoing disputes of a routine nature involving immaterial amounts, the Company has paid in full to all of their employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

         SECTION 2.19 Insurance. Schedule 2.19 sets forth a list of all material insurance policies, fidelity and surety bonds and fiduciary liability policies (the "Insurance Policies") covering the Assets, the Business, operations, employees, officers and directors of the Company and true and complete copies of all such Insurance Policies will be delivered to Buyer prior to the Closing. Prior to the Closing, Sellers will cause the Company to assign to Sellers or their assigns all insurance policies on the life of any Seller, and all actions or causes of action on the part of the Company against any insurer, agent or other person associated or involved in any manner with the issuance or sale of any such policy; and Sellers shall assume all obligations to repay amounts borrowed against any such policy. Schedule 2.19 also sets forth (a) with respect to each Insurance Policy the applicable deductible amounts and any material limitations to coverage and (b) any letter of credit relating to any such

Insurance Policy and all inspections and reports delivered to the Company by any insurer with respect to such Insurance Policies, copies of which have been delivered to Buyer. Sellers have also delivered to Buyer a true and complete list of Claims made in respect of any liability Insurance Policies during the five years prior to the date hereof and a list of Claims made in respect of workers' compensation or unemployment Insurance Policies during the 12 months prior to the date hereof. There is no Claim by the Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or requirement by any insurer to perform work which has not been satisfied. Except as indicated on
Schedule 2.19, all premiums payable under all Insurance Policies have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such Insurance Policies. Except as indicated on
Schedule 2.19, to the actual knowledge of Sellers, all Insurance Policies are in full force and effect. The insurance in effect with respect to any Real Property is in an amount of the full replacement value of such Real Property, including the buildings and improvements thereon. Sellers do not know of any threatened termination of, premium increase with respect to, or uncompleted requirements under any Insurance Policy. No premiums are or will be payable under Insurance Policies after the Closing in respect of insurance provided for periods prior to the Closing Date.

         SECTION 2.20 Compliance with Laws. The Company is not in violation in any material respect of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting its Assets or the Business.

         SECTION 2.21 Permits. The Company has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits") of, and has made all required registrations and filings with the appropriate Governmental Bodies that are material to the conduct of the Business and the use of the Real Property thereat. All Permits material to the Business are in full force and effect; no material violations of any Permit exist; and no proceeding is pending or, to the actual knowledge of Sellers, threatened to revoke or limit any Permit. Except as listed on Schedule 2.21, no Permit will terminate by reason of the Contemplated Transactions.

         SECTION 2.22     Environmental Matters.  (a)  Except as set forth in
Schedule 2.22, to the actual knowledge of Sellers, there has been no manufacture, refining, storage, transport, disposal or treatment of Hazardous Substances by the Company (except for the use and disposal of de minimis amounts of Hazardous Substances used in normal cleaning and operation of the Business in material compliance with all Laws), or any Release at, on or under any Real Property by the Company or, to the actual knowledge of Sellers, by any other person, in violation of any Environmental Law or which would require remedial action under any Environmental Law; none of the soil, ground water or surface water of such Real Property is or has been contaminated by any Release by the Company, nor to Sellers' actual knowledge by any other person.

                 (b) The Company has not received any written (i) notice of any violation with respect to any Environmental Law; or (ii) notice of any actual, pending or threatened Regulatory Action involving such party or any present or former owner, lessee or operator of the Real Property or (iii) notice of any third-party claim with respect to the breach of any Environmental Law or presence of Hazardous Substances on, in, under or at the Real Property, and Sellers are not aware of any such violation.

                 (c) Except as set forth in Schedule 2.22 to Sellers' actual knowledge: (i) there are no incinerators, septic tanks, underground tanks or cesspools located or, to the knowledge of Sellers, which have been located, on, at or under the Owned Real Property, (ii) all sewage from the Owned Real Property is discharged into a public sanitary sewer system, and
(iii) there has been no Release by the Company into the atmosphere, any adjoining or adjacent body of water, or adjoining or adjacent property.

         SECTION 2.23 Suppliers. Schedule 2.23 lists, by dollar volume paid for the 12 months ended December 31, 1994, the 15 largest suppliers of the Company.

         SECTION 2.24 Potential Conflicts of Interest. Except as set forth in Schedule 2.24, no officer, director or Affiliate of the Company, no spouse of any such officer, director or Affiliate, nor, to the actual knowledge of Sellers, any entity controlled by one or more of the foregoing:

                 (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person that carries on business in competition with the Company;

                 (b) owns, directly or indirectly, in whole or in part, any material Asset that the Company uses in the conduct of its business;

                 (c) has any material Claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under employee benefit plans; or

                 (d) is employed by or provides services to the Company (other than Working Shareholders).

         SECTION 2.25 Finders; Fees. Sellers and the Company have not retained any investment banker, broker, finder or other intermediary to act on behalf of any Seller or the Company in connection with the Contemplated Transactions.

         SECTION 2.26 Depositaries; Powers of Attorney, etc. Schedule 2.26 sets forth (i) the name and address of each bank or similar entity in which the Company has an account, lock box or safe deposit box, the relevant account number(s), and the names of all persons authorized to draw thereon or to have access thereto; and (ii) the name of each person holding a general or special power of attorney from the Company and a description of the terms thereof.

         SECTION 2.27 Disclosure. Neither this Agreement, the Schedules hereto, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to Buyer by or on behalf of any Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers that:

         SECTION 3.1 Authority Relative to This Agreement. Buyer has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions to which Buyer is a party have been duly and validly authorized and approved by Buyer's board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or the consummation of the Contemplated Transactions to which Buyer is a party. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery of this Agreement by the other parties hereto) constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which Buyer is a party will not (i) violate any provision of the Certificate of Incorporation or By-laws of Buyer; (ii) require Buyer to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth in
Schedule 3.2 (the "Buyer Required Consents"); (iii) if Buyer Required Consents are obtained prior to the Closing, violate, conflict with or result in the breach or default under (after the giving of notice or the passage of time); or permit the termination of, any material Contract to which Buyer is a party or by which it or its Assets may be bound or subject, or (iv) if Buyer Required Consents are obtained prior to the Closing, violate any Law or Order of any Governmental Body against, or binding upon, Buyer or upon its assets or business.

         SECTION 3.3 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, its Assets, financial condition or the results of operations of Buyer or Buyer's Subsidiaries taken as a whole.

         SECTION 3.4 Reports and Financial Statements. Buyer has previously furnished to Sellers' Agent true and complete copies of (i) Buyer's Annual Reports on Form 10-K for each of the two fiscal years ended January 28, 1995 and January 29, 1994 as filed with the Securities and Exchange Commission ("SEC"); and (ii) all other reports or registration statements filed by Buyer with the SEC since January 1, 1995. Buyer's Annual Reports on Form 10-K, and all other reports filed with the SEC since January 1, 1995 did not contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or omission has not been corrected or updated in a document subsequently filed with the SEC. The consolidated balance sheet and statements of cash flows and operations of the Buyer and statements of income and retained earnings as of and for the years ended January 28, 1995 and January 29, 1994, copies of all of which have been furnished to Sellers' Agent, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), and fairly present in accordance with GAAP the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows (or changes in financial position, as the case may be), of the Buyer and its Subsidiaries for each of the periods then ended.

         SECTION 3.5 Acquisition for Investment. Buyer is acquiring the Shares for its own account and not with a present intention to make any sale, disposition, distribution or other transfer of the Shares in a manner that will be in violation of any applicable securities Laws and understands that the Shares have not been registered under the 1933 Act or under the securities Laws of any state.

         SECTION 3.6 Finders' Fees. Buyer is responsible for paying any broker's or finder's fee or commission relating to the Contemplated Transactions.

         SECTION 3.7 Disclosure. Neither this Agreement and the Schedules and Exhibits hereto, nor any audited or unaudited financial statements, documents or certificates, furnished or to be furnished, to Sellers by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

         SECTION 4.1 Conduct of Business of Company. (a) From the date hereof through the Closing Date, each Seller agrees to cause the Company:

                          (i)     To conduct its operations according to the
ordinary and usual course of the Business consistent with recent practice, to preserve intact its present business organization and structure, to keep available the services of such of its present officers, agents and full-time employees as Sellers determine necessary, to use reasonable efforts to preserve and maintain its Assets and the goodwill of the Business and to use reasonable efforts to preserve its relationships with customers and suppliers, and others having business dealings with it.

                          (ii)    To consult with Buyer on all material
decisions involving the Business;

                          (iii)   To not make any expenditure over $50,000 other
than in the ordinary course of Business without Buyer's consent;

                          (iv)    To not make any payments on any Liabilities
evidenced by promissory notes in favor of any Seller or Affiliate, except to the extent of $45,000 per month in the aggregate to all Sellers and Affiliates;

                          (v)     To maintain in the ordinary course of the
Business, consistent with recent practice, the Real Property, all material structures, equipment located at the Real Property, and other tangible property in their present repair, order and condition, subject to ordinary wear and tear, and materially comply with all Laws, Orders and Permits affecting the Real Property and the Business operations thereat.

                          (vi)    To comply with all Leases and Liens (to the
extent applicable).

                          (vii)   Not to permit or cause the transport, storage,
manufacture, refining, disposal or treatment of Hazardous Substances at the Real Property except as allowed under existing Leases and except for de minimis amounts of Hazardous Substances used in ordinary cleaning and operation of the Business in compliance with all Laws.

                          (viii)  Not to incur any Liability (other than
Liabilities or Company Debt incurred in the ordinary course of the Business, consistent with recent practice), nor enter into any Contract of a type required to be included on any Schedule hereto.

                          (ix)    Not to undertake (nor permit to be undertaken)
any of the actions specified in clauses (a) through (h) of Section 2.11.

                          (x)     Not to pay, discharge or satisfy any material
Claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of the Business of Claims or Liabilities incurred in the ordinary course of Business, consistent with recent practice.

                          (xi)    Not to increase the compensation payable to
any Seller or Affiliate of a Seller; nor to increase the compensation payable to any other employee out of the ordinary course of business (without notice to Buyer).

                 (b) From the date hereof through the Closing Date, each Seller agrees to use reasonable efforts to cause the affairs of the Company to be conducted in such a manner so that the representations and warranties of Sellers contained herein shall continue to be materially true and correct on and as of the Closing Date as if made on and as of the Closing Date, provided that Buyer acknowledges the Company's financial difficulties and anticipates continued deterioration in the Company's financial condition.

                 (c) From the date hereof through the Closing Date, Sellers shall cause the Company to consult with Buyer prior to any renewal, amendment, extension or termination of, waiver of any material right under, or any failure to renew, any Contract or Lease and will not take any such action if Buyer objects thereto in writing.

         SECTION 4.2 Corporate Examinations and Investigations. Prior to the Closing Date, Sellers agree that Buyer shall be entitled, through its Representatives to make such investigation of the Assets, the Business and operations of the Company, and such examination of the books, records and financial condition of the Company, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice, and Sellers shall, and shall cause the Company to, cooperate fully therein. In that connection, Sellers shall make available and shall cause the Company to make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of the Company, all such information and copies of such documents and records concerning the affairs of the Company as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the Assets of Company and all parts thereof and to its employees, customers, suppliers and others, and shall cause the Company's Representatives to cooperate fully in connection with such review and examination. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of a Seller contained in this Agreement.

         SECTION 4.3 Additional Financial Statements. Prior to the Closing Date, Sellers shall use reasonable efforts to furnish Buyer with the internal financial information and reports prepared by the Company as part of its recent practice. Such information shall include the Interim Statements at and for the period ended June 30, 1995. Sellers shall also use reasonable efforts to furnish Buyer with the weekly management reports prepared by the Company as part of its recent practice.

         SECTION 4.4 Filings and Authorizations. Sellers and Buyer, as promptly as practicable after the execution and delivery of this Agreement, shall make, or cause to be made, all filings and submissions under such Laws as are applicable to them or their respective Affiliates, as may be required for them to consummate the Contemplated Transactions in accordance with the terms of this Agreement. Without limiting the foregoing, Sellers and Buyer, as promptly as practicable after the execution and delivery of this Agreement, shall file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the Contemplated Transactions. Sellers and Buyer shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. All filings shall comply in form and content in all material respects with applicable Law.

         SECTION 4.5 Efforts to Consummate. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable Laws, Permits and Orders to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, the obtaining of all Seller Required Consents and Buyer Required Consents and Permits or consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing; and (i) Buyer shall use its best efforts to obtain the release of the Guarantors from all Guarantor Debt owed by the Company to the Bank under the Revolving Credit Facility; and (ii) Sellers shall use reasonable efforts to ensure that substantially all Leases are in full force and effect as of the Closing.

         SECTION 4.6 Negotiations With Others. From and after the date hereof unless and until this Agreement shall have terminated in accordance with its terms, Sellers agree that none of them, nor the Company, will directly or indirectly (i) solicit, engage in discussions or engage in negotiations with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal; (ii) provide information to any person (other than Buyer or any of its Representatives) in connection with an Acquisition Proposal; or
(iii) enter into any transaction with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal. If any Seller, the Company, or Representative thereof receives any offer or proposal to enter into discussions or negotiations relating to any of the above, Sellers will immediately notify Buyer in writing as to the identity of the offeror or the party making any such proposal and the specific terms of such offer or proposal.

         SECTION 4.7 Notices of Certain Events. Prior to the Closing Date, each of Sellers and Buyer shall promptly notify the other of:

                 (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

                 (b) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; and

                 (c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing

Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

         SECTION 4.8 Public Announcements. Prior to the Closing Date, Sellers' Agent and Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and will not issue any such press release or make any such public statement without the prior approval of the Buyer or Sellers' Agent, as the case may be, except as may be required by applicable Law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

         SECTION 4.9 Confidentiality. (a) Buyer, on the one hand, and each Seller, on the other hand, each shall hold in strict confidence, and shall use his, her or its best efforts to cause all its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning the Sellers and the Company (in the case of Buyer) and Buyer and the Buyer Subsidiaries (in the case of the Sellers) which is created or obtained prior to, on or after the dates hereof in connection with the Contemplated Transactions, and Buyer and Sellers each shall not use or disclose to others, or permit the use of or disclosure of, any such information created or obtained except to the extent that such information can be shown (i) to have been previously known by Buyer or any Seller as the case may be and (ii) to have been made known to Buyer or Seller, as the case may be, from a third-party not in breach of any confidentiality requirement or (iii) to have been made public through no fault of Buyer or Seller, as the case may be, or any of their respective Representatives, and will not release or disclose such information to any other person, except its officers, directors, employees, Representatives and lending institutions who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.9 and shall agree to be bound by the terms hereof.

                 (b) In the event that a party (the "First Party") or its Representatives are requested or required (by oral questions, interrogatories, request for information or documents subpoena, civil investigative demand or similar process) to make a disclosure in violation of the provisions of this
Section 4.9, it is agreed that the First Party, to the extent not prohibited by Law, will provide the other (the "Second Party") with prompt notice of such request(s) so that the Second Party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If in the absence of a protective order or the receipt of a waiver hereunder, the First Party or its Representatives are nonetheless, in the opinion of the First Party's counsel, compelled to make any such disclosure to any Governmental Body or else stand liable for contempt or suffer other censure or penalty, the First Party or its Representative may make any such disclosure to such Governmental body without liability hereunder.

                 (c) If the Contemplated Transactions are not consummated, such confidence shall be maintained except (i) as required by Law or (ii) to the extent such information is made public through no fault of Buyer or any Seller, as the case may be, or any of their respective Representatives. If the Contemplated Transactions are not consummated and if requested by any Seller or Buyer, as the case may be, Buyer shall return to Sellers' Agent all tangible evidence of such information regarding Sellers and the Company and Sellers shall return to Buyer all tangible evidence of such information regarding Buyer and Buyer Subsidiaries.

         SECTION 4.10 Expenses. Buyer and Company shall each pay 50% of the expenses incurred in connection with the title insurance and survey referred to in Sections 4.12 and 5.3(e) and in making the HSR filing. Buyer understands and agrees that Company is paying for the fees and expenses of Sellers' Representatives (in reasonable and customary amounts) in connection with the preparation and execution of this Agreement and the Contemplated Transaction. Except as otherwise specifically provided in this Agreement, Buyer shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transaction, including, without limitation, all fees and expenses of Buyer's Representatives.

         SECTION 4.11 Tax Matters. (a) Buyer and the Company shall be responsible for preparing and filing all Tax Returns required to be filed after the Closing Date; provided, however, that, with respect to state and federal income tax returns for the period that ends on or before the Closing Date, Sellers shall have the right to select the accountant or firm of accountants who will prepare the Tax Returns for such period and will have the right to approve such Tax Returns prior to their being filed with the applicable Tax Authorities.

                 (b) Sellers, the Company, and Buyer shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of the Tax Returns, the payment of Taxes and the resolution of Tax Audits and Tax Deficiencies with respect to all taxable periods. With respect to any Tax Audits of income tax returns for any period ending on or prior to the Closing Date, Buyer shall cause the Company to promptly notify the Sellers of any such Tax Audit, and shall permit Sellers and their Representatives to participate fully, at the expense of Sellers, in any such Tax Audit and its resolution and Buyer shall not permit Company to agree to any Tax Deficiency without the approval of Sellers' Agent. Furthermore, Buyer recognizes that Sellers and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company that pertain to events occurring prior to the Closing Date; therefore, Buyer agrees to cause the Company to allow Sellers and their Representatives, at times and dates reasonably acceptable to Buyer, to inspect, review and make copies of such records as Sellers and Buyer deem necessary or appropriate, provided such activities are conducted during normal business hours.

         SECTION 4.12 Provision of Merchandise. During the 60 day period following the execution of this Agreement, Buyer may, at its option, make available to the Company a credit facility, advance or financing mechanism pursuant to which, upon Buyer's approval, Company will have the ability to acquire, at cost, plus a markup of three percent (3%), but without any other add ons, markups or charges, up to $2,000,000 of merchandise of the type normally sold by the Company (which merchandise shall be reasonably acceptable to the Company's president) (the "Merchandise Financing"). The terms of the Merchandise Financing shall be more fully set forth in an agreement substantially in the form of Merchandising Note and Security Agreement attached as Exhibit C1 (the "MNSA"), which shall be entered into concurrently herewith. The Merchandise Financing will be secured by a second lien on all real and personal property of the Company currently securing any obligation of the Company to Bank of America Arizona (the "Bank"). To evidence the grant by the Company of a security interest in such Real Property to Buyer, upon the execution and delivery hereof, the Company will execute and deliver to Buyer a deed of trust substantially in the form of the Deed of Trust attached as Exhibit C2, the validity and priority of which shall be insured, simultaneously with the execution and delivery of the Deed of Trust, by an ALTA Loan Policy to be issued by Stewart Title Guaranty Company and which Deed of Trust shall be subject to no Liens, except as permitted under said Deed of Trust, and the Company shall enter into an Inter-Creditor Agreement substantially in the form attached as Exhibit C3. Concurrently with the execution and delivery hereof, the Sellers shall cause Lewis and Roca LLP, counsel to the Sellers and to the Company, to deliver a written opinion to Buyer substantially in the form of the opinion attached to the Agreement as Exhibit C4 (the "Signing Opinion").

         SECTION 4.13 Limitation on Bankruptcy. At any time at least $1,000,000 is outstanding under the MNSA, the Sellers will take appropriate action to assure that the Company does not file for protection in a voluntary case under Title 11 of the United States Code (a "Bankruptcy Petition") without the Sellers first giving the Buyer (i) five calendar days prior written notice of such filing and (ii) the option to close the Contemplated Transaction upon the Buyer indemnifying Sellers against all liabilities, claims, loss or expenses relating to the debts of the Company, but without the release of the Guarantors from their obligations.

         SECTION 4.14 Severance Payments/Continued Employment. (a) On the Closing Date, Buyer shall cause the Company, at Buyer's expense, to offer to continue employing each Working Shareholder for a minimum of three months commencing on the Closing Date in a position either comparable to the position occupied by each employee on the date hereof or in a different store position selected by Mark R. Capin, in either case in Nogales, Arizona or at such other Company site as may be acceptable to such employee and at the base compensation level in effect on June 30, 1995 ("Base Compensation"). Should any such Working Shareholder, having accepted such continued employment, thereafter terminate his employment at any time prior to the expiration of one year from the Closing Date or if, during such period, such employment is otherwise terminated for any reason whatsoever, the Buyer shall cause the Company to pay severance to such employee equal to three months of his Base Compensation in effect on June 30, 1995 in three monthly installments commencing (i) if the termination occurs after the expiration of three months from the Closing Date, on the 15th day of the month following the termination date or (ii) if the termination occurs prior to the expiration of three months from the Closing Date, on the 15th day of the fourth month following the Closing Date.

                 (b) If any such Working Shareholder declines the offer set forth in Section 4.14(a), the Company shall pay such Working Shareholder severance amounts equal to three months of Base Compensation in effect on June 30, 1995 in three monthly installments commencing on the 15th day of the fourth month following the Closing Date.

         SECTION 4.15 Restrictive Covenants. (a) In furtherance of the sale of the Business and more effectively to protect the value of the Business, each Seller agrees as follows:

                          (i)     during the two-year period commencing on the
Closing Date (the "Restrictive Period"), he or she shall not acquire, alone or together with any of the other Sellers, a chain of retail stores located in the State of Arizona that is similar to the Business in terms of sales volume, number of stores and the nature of merchandise carried.

                          (ii)    during the Restrictive Period, he or she will
not own, operate or manage or be employed by or act as a consultant to any retail store in the United States or Mexico under the name "Factory 2-U" or "Family Bargain," or any variation thereof.

                          (iii)   during the Restrictive Period, he or she shall
not solicit any employee or agent of the Company.

                 (b) Each Seller acknowledges and agrees that the restrictive covenants set forth in this Section 4.15 (collectively, the "Restrictive Covenants") are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable parts.

                 (c) If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, such court shall have the power to modify such Restrictive Covenant, or any part thereof, and, in its modified form, such Restrictive Covenant shall then be valid and enforceable.

                 (d) In the event of a breach or threatened breach by a Seller of any of the Restrictive Covenants, Buyer shall be entitled to a temporary restraining order, preliminary injunction and/or a permanent injunction restraining such Seller from breaching or continuing to breach any of said covenants.

         SECTION 4.16 Negotiations and Notice by Buyer with Respect to Guarantees. Buyer shall in good faith negotiate with the holders of all of the Guarantor Debt not fully paid or discharged prior to the Closing for the prompt reduction or discharge of all such Guarantor Debt. Buyer shall provide Sellers with notice of any payment not timely made by the Company with respect to any Guarantor Debt within five days after the date any such payment shall have become due.

         SECTION 4.17 No Involuntary Proceedings. Buyer shall not take any action or participate with others in any action on or prior to the Closing to place the Company or cause the Company to be placed in an involuntary bankruptcy proceeding.

         SECTION 4.18 No Continuing Legal Representation; Conflict Waiver. Sellers and Buyer agree that the representation of the Company by Lewis and Roca LLP shall terminate upon the Closing and that, after the Closing, the Company will not be represented by Lewis and Roca LLP unless a new engagement agreement is entered into in writing between Lewis and Roca LLP and the Company. Sellers and Buyer agree to waive and to cause the Company to waive all conflicts of interest with respect to Lewis and Roca LLP's representation, after the Closing, of the Sellers in any action adverse to the Company.

         SECTION 4.19 Additional Buyer Financial Statements. Prior to the Closing Date, as soon as available, and in any event within 30 calendar days after the end of each month, Buyer shall deliver to Sellers' Agent Buyer's internal financial statements prepared by Buyer in the ordinary course of its business.

         SECTION 4.20 Closing of Capin's Store. No later than January 31, 1996, Buyer shall cause the Company to close the store location currently operating under the name "Capin's," vacate the premises occupied by that store and terminate the Lease described at Tab 51 on Schedule 2.12B. In no event shall Buyer or the Company make use of, in any manner whatsoever, or have any claim to, the name "Capin's," or any variation thereof, after January 31, 1996.

         SECTION 4.21 Intellectual Property Rights. (a) At the Closing, Buyer shall cause the Company to assign to Sellers or their assignees the rights to all Intellectual Property of the Company other than the domestic and foreign rights and registrations for the name "Factory 2-U" or any variant thereof.

                 (b) Promptly after the Closing, Buyer shall cause the Company to amend its articles of incorporation to change its name to a new name without the word "Capin" therein.

                 (c) Notwithstanding anything to the contrary contained in this Section 4.21:

                          (i)     For a period of three months after the
Closing Date, no Seller shall make use of or permit any other person to make use of, in any manner whatsoever, or have any claim to, the names "Capin's," "Parisian," "La Ville" or any other tradenames owned by the Company and

                          (ii)    For a period of six months after the Closing
Date, no Seller shall make use of or permit any other person to make use of, in any manner whatsoever, or have any claim to, the word "Mercantile" in any corporate or tradename.

         SECTION 4.22 No Claim to Sellers' Assets. Buyer acknowledges that certain of the Sellers have furnished their offices at the Company's office facility with furniture and other items purchased and paid for by a Seller or by the Sellers as a group. Sellers shall have the right to remove all such furniture and other items prior to the Closing. Sellers shall provide Buyer with Schedule 4.22, a reasonably complete listing of such furniture and other items, within 30 days of the date of this Agreement.

         SECTION 4.23 Adverse Change Expected. Adverse changes to the Company's business or operations after the date of this Agreement are expected, and no such adverse change will be a defense to Buyer's obligation to close hereunder.

         SECTION 4.24 Termination of Certain Leases. On or before the Closing, Sellers shall cause those Leases described at Tab nos. 4, 11, 14, 44 and 52 on Schedule 2.12B to be terminated.

         SECTION 4.25 Amendments to Certain Leases. On or before the Closing, those Leases described at Tab nos. 45, 51 and 53 on Schedule 2.12B will each be amended, effective as of the Closing, to increase the percentage rent multiplier from 2% to 3%. The parties agree that the percentage rent multiplier for the Lease described at Tab no. 33 on Schedule 2.12B shall remain at 3%. In addition, as to any of such Leases under which the Company is in default, as of the Closing and on a going forward basis, the Buyer will cure any such defaults by paying all rent and other charges due under such Leases as the same becomes due.

         SECTION 4.26 Release of Bank Debt. Buyer shall obtain the release of Guarantors from all obligations of Guarantors relating to the Company's debt to the Bank secured by the Owned Real Property no later than February 28, 1996.

         SECTION 4.27 Cooperation in Litigation. Each of the Sellers and Buyers agree to cooperate, both before and after the Closing, in connection with the defense or assertion of any Claims against or involving the Company, any of its Assets or the Business, or any Claims that are brought against or involving the Company, any of its Assets or the Business in the future arising from or involving pre-Closing facts or events; provided, however, that (i) the Company shall provide notice of all Claims (except for any Claims disclosed in this Agreement or the Schedules attached hereto) to those Sellers from which cooperation may be sought by the Company promptly after the Company, or its counsel, determines that such cooperation may be sought with respect to a Claim,
(ii) each Seller shall provide notice of all Claims (except for any Claims disclosed in this Agreement or the Schedules attached hereto) to the Company with respect to which cooperation may be sought by such Seller promptly after such Seller,or its counsel, determines that such cooperation may be sought with respect to a Claim, (iii) neither the Sellers or the Company will be required to cooperate if such cooperation involves a waiver of any attorney client work-product or other applicable privilege of the Company or Sellers, and (iv) the Company shall not be required to cooperate with any Seller with respect to any Claim which the Board of Directors of the Company, in its sole discretion, has determined that such cooperation is not appropriate because such Seller has acted in a manner inconsistent with the applicable standards of conduct under
Section 10-005 A of the Arizona

General Corporation Law. Cooperation under this Section 4.27 shall include, without limitation, participating in interviews, appearing at depositions, and providing testimony at trial. The Company or Buyer shall pay all reasonable out-of-pocket expenses incurred by any of the Sellers in cooperating with the Company under this Section 4.27.

                                   ARTICLE V

                             CONDITIONS TO CLOSING

         SECTION 5.1 Conditions to the Obligations of Sellers and Buyer. The obligations of Buyer and Sellers to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions, which, in the case of Section 5.1(c), may be waived by Buyer and Sellers' Agent:

                 (a) HSR Act. Any applicable waiting period under the HSR Act relating to the Contemplated Transaction shall have expired.

                 (b) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.



                 (c) No Proceeding or Litigation. No Claim instituted by any person shall have been commenced or pending against a Seller, the Company, Buyer or any of their respective Affiliates, officers or directors which Claim seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

         SECTION 5.2 Conditions to the Obligations of Sellers. All obligations of Sellers hereunder are subject, at the option of the Sellers, to the fulfillment prior to or at the Closing of each of the following further conditions:

                 (a) Performance. Buyer shall have performed and materially complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                 (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

                 (c) Purchase Price. Buyer shall have delivered by wire transfer of immediately available funds the cash portion of the Purchase Price to be paid at the Closing as provided in Section 1.3.

                 (d) Buyer Required Consents. All Buyer Required Consents shall have been obtained.

                 (e) Revolving Credit Facility. All obligations owed by the Company to the Bank with respect to the Revolving Credit Facility shall have been paid by Buyer and the Guarantors released and discharged from all Guarantor Debt related to the Revolving Credit Facility.

                 (f) Indemnity Agreement. Buyer shall have delivered to the Guarantors the form of Indemnity Agreement attached as Exhibit D pursuant to which Buyer shall have unconditionally and irrevocably agreed to indemnify the Guarantors and hold them harmless from and against any and all Losses they may sustain as a result of any enforcement action that may be commenced against them arising out of or in connection with their guaranty of any Guarantor Debt up to the amount of the Guaranty Indemnity Cap.

                 (g) Documentation. There shall have been delivered to Sellers the following:

                          (i)    A certificate, dated the Closing Date, of the
Chairman of the Board, the President or any Vice President of Buyer confirming the matters set forth in Section 5.2(a) and (b) hereof.

                          (ii)   A certificate, dated the Closing Date, of the
Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof; (B) is a true and correct copy of its By-laws as of the date hereof;
(C) is a true copy of all corporate actions taken by it, including resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Buyer pursuant hereto; and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

                          (iii)  A signed opinion of Buyer's counsel, dated the
Closing Date and addressed to Sellers and Sellers' counsel, substantially in the form of opinion annexed as Exhibit E hereto.

                          (iv)   Copies of all Buyer Required Consents.

                          (v)    Originals of all loan agreements, modification
agreements, forbearance letter agreements, promissory notes, and guaranty agreements between each Guarantor and the Bank with respect to the Revolving Credit Facility, marked cancelled.

                 (h) Esther Capin Payment and Guarantee. Buyer shall have paid $50,000 to Esther Capin and shall have delivered its guarantee as to the payment by the Company to Esther Capin, individually and in her capacity as trustee, of an additional $116,866, payable in installments of $4,000 per month, all owed by the Company pursuant to the Post-Death Salary Agreement for Capin Officer-Employees dated February 27, 1987.

         SECTION 5.3 Conditions to the Obligations of Buyer. All obligations of Buyer hereunder are subject, at its option, to the fulfillment prior to or at the Closing of each of the following further conditions:

                 (a) Performance. Sellers shall have performed and materially complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                 (b) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

                 (c) Seller Required Consents. All Seller Required Consents shall have been obtained.

                 (d) Discharge of Certain Indebtedness. Except for the Purchased Debt, all indebtedness or other Liabilities of the Company to any Seller or an Affiliate of any Seller in respect of borrowed moneys shall have been discharged prior to the Closing Date, and the Company shall be fully released in respect thereof, pursuant to one or more instruments in form and substance satisfactory to Buyer.

                 (e)      Survey and Title Insurance.  Buyer shall have procured
(i) title insurance insuring the Company's fee simple interest in the Owned Real Property, subject only to Liens listed on Schedule 2.12A and such exceptions as are customary on the ALTA standard title insurance printed form or which are specifically agreed to by Buyer, with respect to the Owned Real Property and
(ii) a recent certified survey which complies with ALTA minimum requirements, by a licensed surveyor selected by Buyer, of the Owned Real Property, showing the location of all boundaries, easements and rights-of-way of record, improvements and encroachments, if any, and that such things do not materially adversely affect the marketability of the Owned Real Property or otherwise materially adversely affect the operations of the Business thereat, interfere or prevent the use, ownership or operation of the Business thereat and do not provide the right of forfeiture or reentry in favor of any person.

                 (f) Documentation. There shall have been delivered to Buyer the following:

                          (i)   (A) The stock certificates of each Seller
representing the number of Shares set forth opposite such Seller's name on Exhibit A, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer; and (B) the promissory notes evidencing the Purchased Debt, duly endorsed in favor of or assigned to Buyer.

                          (ii)  A certificate dated the Closing Date, of each
Seller confirming the matters set forth in Sections 5.3(a) and (b).

                          (iii) A certificate, dated the Closing Date, of the
Secretary or Assistant Secretary of the Company certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of the articles of incorporation and bylaws (or comparable instruments) of the Company, and all amendments if any thereto as of the date thereof; (B) are the names of the directors and officers of the Company; and (C) is a true copy of all corporate actions taken by the Board of Directors of the Company (which actions shall have been taken prior to the date of entering into this Agreement) to authorize the Contemplated Transactions.

                          (iv)    The resignations, dated on or before the
Closing Date, of each director and officer of the Company and such trustees of Benefit Plans as may have been requested by Buyer.

                          (v)     A signed opinion of Sellers' counsel, dated
the Closing Date, addressed to Buyer, substantially in the form of opinion annexed as Exhibit F hereto (the "Closing Opinion").

                          (vi)  Copies of all Seller Required Consents and
material Permits.

                          (vii)   All notes and other evidence of Company Debt.

                          (viii)  Possession and control of the Assets of the
Company (including all corporate books, bank accounts, records, documents, Leases and Contracts).

                          (ix)    Title affidavits, forms and other
documentation reasonably required in order to obtain the title insurance and survey described in Section 5.3(f).

                          (x)     An executed estoppel certificate from the
landlord under each Lease, substantially in the form of Exhibit G hereto, provided that Sellers' failure to obtain such estoppel certificates after a good faith attempt to do so will not be a defense to Buyer's obligations to close the Contemplated Transactions.

                          (xi)    Executed UCC-1 financing statements reasonably
requested by Buyer in connection with the Merchandising Note and Security Agreement.

                          (xii)   Executed UCC-1 financing statements
reasonably requested by Buyer in connection with the Deed of Trust.

                          (xiii)  Proof of posting of Worker Adjustment and
Retraining Notification Act notices.

                 (g) The Company shall not be a debtor in a case pending under Title 11 of the United States Code.

                 (h) Substantially all of the Leases will be in full force and effect.

                 (i) The Family Agreement, dated January 1, 1982, as amended (the "Family Agreement"), among the Company, certain of the Sellers and others shall be terminated and of no force or effect as it applies to, or restricts any sale or transfer of, Shares.

                 (j) Buyer shall have received the agreement of Esther Capin, individually and in her capacity as trustee, granting a general release to the Company with respect to its obligations under Section 2 of the Richard Capin Buy-Out Agreement dated September 1, 1989, accompanied by a legal opinion of counsel acceptable to Buyer as to the validity and enforceability of such release.


                                   ARTICLE VI

                                INDEMNIFICATION

         SECTION 6.1 Survival of Representations and Warranties. (a) Notwithstanding any right of Buyer fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of Sellers contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of Sellers contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire 24 months after the Closing Date; provided, however, that the liability of Sellers shall not terminate as to any specific Claim or Claims of the type referred to in Section 6.2 hereof, whether or not fixed as to liability or liquidated as to amount, to the extent Sellers have been given specific notice, describing any such Claim with particularly, on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(a). Notwithstanding the foregoing, Sellers acknowledge that their obligation to indemnify Buyer with respect to any Excluded Liabilities shall survive the Closing until the expiration of any applicable statute of limitations with respect thereto, and such obligation shall not be affected by the expiration of any representation and warranty of Sellers under this Section 6.1(a).

                 (b) All representations and warranties, covenants and agreements of Buyer shall terminate and expire 24 months after the Closing Date; provided, however, that the liability of Buyer shall not terminate as to any specific Claim or Claims of the type referred to in Section 6.3 hereof, whether or not fixed as to liability or liquidated as to amount, to the extent that Buyer has been given specific notice, describing any such Claim with particularity, on or prior to the date on which such liabilities would otherwise terminate pursuant to the terms of this Section 6.1(b). Notwithstanding any provision to the contrary contained in this Agreement or in any of the Transaction Documents, in no event shall the liability of Buyer terminate as to any Buyer's Conduct Claim or any obligation of

Buyer relating to its undertaking to pay or indemnify Sellers with respect to any Guarantor Debt. Buyer's obligation to pay or indemnify Sellers with respect to all Guarantor Debt shall continue until such time as all such Guarantor Debt has been fully paid or otherwise discharged.

         SECTION 6.2 Obligation of Sellers to Indemnify. Each Seller agrees to indemnify, defend and hold harmless Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) (collectively, the "Losses") suffered or incurred by Buyer or any of the foregoing persons arising out of (a) any breach of the representations or warranties of such Seller or of the covenants and agreements of such Seller contained in this Agreement or in the Schedules or any Transaction Document or
(b) any Excluded Liabilities.

         SECTION 6.3 Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless each Seller (and their Affiliates, Representatives, heirs, successors or assigns) from and against any Losses suffered or incurred by such Seller or any of the foregoing persons (i) arising out of any breach of the representations or warranties of Buyer or of the covenants and agreements of Buyer contained in this Agreement or in the Schedules or any Transaction Documents, (ii) by reason of, in connection with, or relating to the conduct of the Business or the operation of the Company or of Buyer after the Closing Date ("Buyer's Conduct Claim"), or (iii) due to Buyer's or the Company's failure to pay the Guarantor Debt (up to the amount of the Guaranty Indemnity Cap) as and when due.

         SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section
6.2 or 6.3 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                 (b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted

Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

         SECTION 6.5 Limits on Indemnification. Notwithstanding anything contained in this Article VI or elsewhere in this Agreement to the contrary:

                 (a) Sellers shall not have any obligation to indemnify Buyer with respect to any Claim unless and until Buyer shall have incurred Losses in an aggregate amount in excess of $50,000 (the "Stipulated Amount") in which event Buyer shall be entitled to be indemnified for all of its Losses commencing at $1; provided that the foregoing limitation shall not apply to the obligations of Sellers under Section 4.10.

                 (b) Buyer shall have no obligation to indemnify Sellers with respect to any Claim unless and until the Sellers shall have incurred Losses in an aggregate amount in excess of the Stipulated Amount in which event Sellers shall be entitled to be indemnified for all of their Losses commencing at $1; provided that the foregoing limitation shall not apply to the obligations of Buyer under Sections 1.3, 4.10, the Downpayment Note, the Absolute Note, the Contingent Note or in connection with any obligation of Buyer to pay or indemnify any Seller with respect to any Guarantor Debt.

                 (c) The liability hereunder of any Seller shall at no time exceed the portion of the Purchase Price then remaining payable to such Seller.

                 (d) The liability hereunder of Buyer shall at no time exceed the Purchase Price, except (i) with respect to any Buyer's Conduct Claim, in which case there shall be no limit on Buyer's obligation to indemnify Sellers, or (ii) with respect to Buyer's or the Company's failure to pay the Guarantor Debt as and when due, in which case the amount of the Guaranty Indemnity Cap is the sole limit on Buyer's obligation to indemnify Sellers.

         SECTION 6.6 Offset. The amount of any indemnification obligation of a Seller to Buyer under this Agreement shall be satisfied by means of offsets and deductions in the amount of any Loss(es) against the installments due under the Notes. In no event, however, will any offset be made or deduction taken without the consent of the Sellers' Agent or a decision of the arbitrator(s) pursuant to
Article VIII.

         SECTION 6.7 Adjustment. It is the intent of the parties that amounts paid under Sections 6.2 or 6.3 (other than Buyer's obligations in connection with any Guarantor Debt) shall represent an adjustment of the Purchase Price and the parties will report such payments consistent with such intent. Nevertheless, if any such payment pursuant to Section 6.2 or 6.3 hereof would be treated by any Tax Authority as other than a Purchase Price adjustment and would, on that basis, be includable in the gross income of the Indemnitee that is reported to such Tax Authority, then such payment shall be increased by the amount necessary so that the Indemnitee is fully and completely indemnified on an after-tax basis.

                                  ARTICLE VII

                                  TERMINATION

         SECTION 7.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

                 (a)      By mutual written consent of Sellers and Buyer;

                 (b) By the Sellers if (i) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Sellers (ii) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Sellers; or (iii) any condition to a Sellers' obligations hereunder becomes incapable of fulfillment through no fault of Sellers and is not waived by the Sellers' Agent.

                 (c) By Buyer, if (i) there has been a material misrepresentation or breach of warranty on the part of a Seller in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 30 days after written notice thereof from Buyer; (ii) a Seller has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 30 days after written notice thereof from Buyer; (iii) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer; or (iv) the Company files a petition for bankruptcy or if a bankruptcy petition is pending against the Company.

                 (d) By the Sellers or by Buyer, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or if any Order enjoining Buyer or any Seller from consummating the Contemplated Transactions is entered and such Order shall have become final and nonappealable.

         SECTION 7.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except (i) to the extent that a party has made a material misrepresentation hereunder or committed a breach of the material covenants and agreements imposed upon it hereunder; (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder and (iii) that the agreements contained in Sections 4.8, 4.9 and 4.10 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

                                  ARTICLE VIII

                                  ARBITRATION

         SECTION 8.1 Binding Arbitration. If any dispute arises between the parties with respect to any claim of right to offset or deduction under this Agreement or its exhibits, or any indemnification claim under Article VI or under the Indemnification Agreement, the parties agree to submit the dispute to binding arbitration.

         SECTION 8.2 Choice of Arbitrator. If the parties can agree to a single arbitrator within 30 days of one party receiving notice from the other party of the dispute, disagreement or claim, that arbitrator shall be the one chosen. If the parties disagree as to the choice of arbitrator, each party shall choose an arbitrator within ten days after the expiration of the 30 days referred to in the preceding sentence, and the two arbitrators so chosen shall choose an additional arbitrator within ten days of the date on which the last arbitrator was chosen. If at the end of such ten days the parties' designated arbitrators cannot agree on the selection of the third arbitrator, such selection shall be made by the American Arbitration Association on the application of either party.

         SECTION 8.3  Resolution of Dispute.   The dispute between the parties
shall be heard by the arbitrator(s) within 30 days of the date on which the final arbitrator(s) have been chosen. The arbitrator(s) shall, by a majority vote, resolve any dispute or disagreement within 30 days after hearing the dispute. The arbitration shall be conducted pursuant to the Commercial Rules of the American Arbitration Association. The decision of the arbitrator(s) shall be binding on the parties.

                                   ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid) as follows:

                      (i)         If to Buyer, one copy to:

                                  Family Bargain Corporation
                                  315 East 62nd Street
                                  New York, New York  10022
                                  (212) 755-4079
                                  Telecopier:  (212) 755-4311
                                  Attention: John A. Selzer, President

                                  with a simultaneous copy to:

                                  Baer Marks & Upham
                                  805 Third Avenue
                                  New York, New York  10022
                                  Telecopier:  (212) 702-5941
                                  Attn:  Joel M. Handel, Esq.

                      (ii)        If to Sellers, one copy each to:

                                  Robert S. Stuchen
                                  1981 North Old Patagonia Road
                                  Nogales, Arizona 85621
                                  Telecopier: (520) 287-5501

                                  with a simultaneous copies to:

                                  Mark R. Capin
                                  2847 North Vista del Cielo
                                  Nogales, Arizona 85621

                                  Lewis and Roca LLP
                                  One South Church Avenue
                                  Suite 700
                                  Tucson, Arizona  85701
                                  (602) 622-2090
                                  Telecopier:  (602) 622-3088
                                  Attn:  Gabriel Beckmann

                 (b) Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section 9.1(a) (with confirmation of transmission) or (ii) if given by any other means, when delivered at the address specified in Section 9.1(a). Any party by notice given in accordance with this Section 9.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

         SECTION 9.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

         SECTION 9.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by the Sellers and Buyer. The provisions hereof may be waived in writing by the Sellers and Buyer. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         SECTION 9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

         SECTION 9.5 Consent to Jurisdiction and Service of Process. Subject to Article VIII, the parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of Arizona or the courts of the United States located in Pima County, Arizona, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waives the right to a trial by jury in any such suit, action or other legal proceeding.

         SECTION 9.6 Designated Buyer. It is understood and agreed between the parties that Buyer may cause one or more Affiliates, direct or indirect Subsidiaries or other entities designated by it (the "Designated Buyer" or Designated Buyer") to carry out all or part of the Contemplated Transactions to be carried out by Buyer; provided, however, that Buyer nevertheless shall remain liable (as principal and not as guarantor) for all of its obligations and those of any Designated Buyer hereunder.

         SECTION 9.7 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. Except as provided in Section 9.6, this Agreement may not be assigned (including by operation of Law) by a party without the express written consent of Buyer (in the case of assignment by any Seller) or the Sellers (in the case of assignment by Buyer) and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement and no other party shall have any right to enforce any of the provisions of this Agreement.

         SECTION 9.8 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

         SECTION 9.9 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

         SECTION 9.10 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                                   ARTICLE X

                                  DEFINITIONS

         SECTION 10.1 Definitions. (a) The following terms, as used herein, have the following meanings:

         "Acquisition Proposal" shall mean any proposal for the acquisition of, or merger or other business combination involving the Company or the sale of the Shares or the sale of any equity interest in, or the Business or any Assets of, the Company (except in the ordinary course), other than the transactions contemplated by this Agreement.

         "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

         "Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

         "Assets" shall mean properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

         The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

         "Business" shall mean the ownership and operation of the Assets comprising the business operations of the Company.

         "Certificate of Incorporation" shall mean, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

         "Company Debt" shall mean (i) money borrowed by the Company from any person; (ii) any indebtedness of the Company or any Subsidiary arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (iii) any indebtedness of the Company arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the Business) and (iv) any Liability of the Company under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

         "Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "Environmental Laws" shall mean any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "Environmental Permits" with respect to the Company shall mean those Permits required by the Company under Environmental Laws in connection with the Business or the use and operation of the Assets owned or leased by them.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Excluded Liabilities" shall mean any and all Liabilities of Sellers or the Company arising out of events, transactions, facts or circumstances occurring or existing on or prior to the Closing Date that arise under or relate to (a) Taxes (other than Tax Liabilities arising out of the Contemplated Transactions that are payable by Buyer), (b) Environmental Laws, (c) ERISA or the Employee Benefit Plans, (d) Claims of the type required to be listed on Schedule 2.15 which are pending or threatened as of the Closing Date or (e) Claims with respect to matters represented by Sellers in Section 2.2.

         "GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

         "Guarantors" shall mean Harlan M. Capin and Felice Capin, husband and wife; James B. Capin and Victoria Capin, husband and wife, Norman A. Capin; Mark Capin; Fredric Capin and Cynthia Capin, husband and wife; Jeffrey Stuchen and Amy Stuchen, husband and wife; Hyman Capin; Zellie Capin; Leonard F. Cooper and Bette Cooper, husband and wife; Robert Stuchen and Debbie Stuchen, husband and wife; David Cooper and Liane Cooper, husband and wife; Nils Urman and Sharon Urman, husband and wife; and Gordon Keith and Elizabeth Keith, husband and wife, jointly, severally and jointly and severally.

         "Guarantor Debt" shall mean all obligations of any kind of the Company guaranteed by any of the Guarantors or any of the Sellers.

         "Guaranty Indemnity Cap" means $6,900,000 in the aggregate with respect to Guarantor Debt now held directly or indirectly by the Bank and $1,500,000 in the aggregate with respect to all other Guarantor Debt, plus in each case, interest, penalties, legal fees and costs and all other associated costs or expenses including, without limitation, all costs of every nature associated with the enforcement of any right or claim to indemnification from Buyer.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

         "Hazardous Substances" shall mean any dangerous, toxic, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including but not limited to urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives, petroleum products, or any substance which might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Regulatory Actions or Claims.

         "Inventory" shall mean, as of any date, collectively, all inventories of merchandise and other products owned by the Company and held for resale or for distribution, together with packaging and samples thereof, operating supplies and spare or maintenance parts owned by the Company as of such date.

         "IRS" shall mean the Internal Revenue Service.

         The term "knowledge" with respect to (a) any individual shall mean actual knowledge, after due inquiry, and (b) any corporation shall mean the actual knowledge of the directors or the executive officers of such corporation, after due inquiry; and "knows" has a correlative meaning.

         "Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

         "Lien" shall mean, with respect to any Asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, or encumbrance of any kind in respect of or affecting such Asset.

         "Net Proceeds" shall mean an amount equal to the gross sales price of the Affected Real Property, reduced by Sale Expenses.

         "1933 Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

         The term "person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

         "Receivables" shall mean as of any date any accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of the Company.

         The term "recent practice" shall mean the manner in which the Company has been operated and the Business has been conducted since January 1, 1995, a period during which the Business has been experiencing significant decline and the Corporation has experienced severe cash-flow shortages and supply disruptions.

         "Regulatory Actions" shall mean any claim, demand, action, suit or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including, without limitation, civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties or expenses.

         "Release" shall mean the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping, or any other release or threatened release to or from, however defined, any Hazardous Substance in violation of any Environmental Law.

         "Reportable Event" shall mean any of the events described in Section 4043(b)(1), (2), (3), (5), (6), (8) or (9) of ERISA.

         "Representatives" means a person's or entity's directors, officers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants and other agents.

         "Revolving Credit Facility" shall mean the line of credit under the Business Loan Agreement, dated July 30, 1993, between the Bank and the Company, as amended from time to time, including amendment pursuant to a certain Amended and Restated Business Loan and Real Estate Loan Agreement that is in the process of negotiation between the Company and the Bank and in which the Revolving Credit Facility is referred to as the "Business Loan."

         "Sales Expenses" shall mean costs and expenses relating to the sale of the Affected Real Property, including, but not limited to, brokerage, appraisal, legal, accounting, title, survey and recording expenses and any transfer taxes.

         "Subsidiary" of a person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by such person.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, with respect to the Company, the Business or the Assets (or the transfer thereof or of the Shares); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Company being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of the Company for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

         "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

         "Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

         The term "voting power" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

         "Working Shareholders" shall mean Mark R. Capin, David C. Cooper, Fredric J. Capin, Jeffrey H. Stuchen, Richard B. Kauffman, Nils Urman and Sean
L. Stuchen.

                 (b) The following terms are defined in the following sections of this Agreement:

         Term                                                       Section
         ----                                                       -------
         Absolute Note                                              1.3(iii)
         Adjusted Deemed Net Proceeds                               1.4(d)
         Affected Real Property                                     1.4
         Annual Statements                                          2.7(i)
         Asserted Liability                                         6.4(a)
         Bank                                                       4.12
         Bankruptcy Petition                                        4.13
         Board                                                      4.13
         Base Compensation                                          4.14
         Buyer                                                      Recital
         Buyer's Conduct Claim                                      6.3
         Buyer's Nominees                                           4.13
         Buyer's Required Consents                                  3.2
         Buy-Out Agreement                                          5.3(j)
         Claims                                                     2.15
         Claims Notice                                              6.4(a)
         Closing Date                                               1.5
         Closing Opinion                                            5.3 (a)(v)
         Common Stock                                               Recital
         Company                                                    Recital
         Condition of the Business                                  2.5
         Contemplated Transactions                                  2.3
         Contingent Note                                            1.3(iii)
         Debt Purchase Price                                        1.2
         Deemed Net Proceeds                                        1.4(c)
         Downpayment Note                                           1.3 (iii)
         Employee Benefit Plan                                      2.17
         ERISA Affiliate                                            2.17
         ERISA Plan                                                 2.17
         Family Agreement                                           5.3(i)
         Final Installment                                          1.3(a)(iii)
         First Party                                                4.9(b)
         Governmental Bodies                                        2.20
         Indemnifying Party                                         6.4(a)
         Indemnitee                                                 6.4(a)
         Initial Period                                             1.4(a)
         Insurance Policies                                         2.19
         Intellectual Property Rights                               2.14

         Interim Statements                                         2.7(ii)
         Latest Balance Sheet                                       2.8
         Latest Balance Sheet Date                                  2.8
         Laws                                                       2.20
         Leased Real Property                                       2.12
         Leases                                                     2.12(b)
         Losses                                                     6.2
         Material Contract                                          2.13(b)
         Maturity Date                                              1.3(a)(iii)
         Merchandise Financing                                      4.12
         MNSA                                                       4.12
         Notes                                                      1.3(b)
         Orders                                                     2.20
         Owned Real Property                                        2.12
         Permits                                                    2.21
         Purchase Price                                             1.2
         Purchased Debt                                             Recitals
         Real Property                                              2.12(b)
         Representatives                                            4.2
         Restrictive Covenants                                      4.15(b)
         Restrictive Period                                         4.15(a)
         Second Party                                               4.9(b)
         Sellers' Agent Control Period                              1.4(a)
         Seller Required Consents                                   2.4
         Sellers                                                    Recital
         Sellers' Agent                                             Recital
         Shares                                                     Recital
         Share Purchase Price                                       1.2
         Signing Opinion                                            4.12
         Tax Audit                                                  2.16(viii)
         Tax Deficiency                                             2.16(a)(iv)


         SECTION 10.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 10.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 10.1, and those accounting terms used in this Agreement not defined in Section 10.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date set forth above.

BUYER:                                             FAMILY BARGAIN CORPORATION,
                                                   a Delaware corporation

                                                   By:/s/ JOHN A. SELZER
                                                      ------------------------
                                                      Name:  John A. Selzer
                                                      Title: President


SELLERS' AGENT:                                    /s/ ROBERT S. STUCHEN
                                                   ---------------------------
                                                   Robert S. Stuchen


SELLERS:

/s/ ZELLIE CAPIN
----------------------
Zellie Capin


/s/ HARLAN M. CAPIN                                /s/ FELICE CAPIN
----------------------                             ---------------------------
Harlan M. Capin                                    Felice Capin


/s/ HYMAN CAPIN
----------------------
Hyman Capin


/s/ LEONARD F. COOPER                              /s/ BETTE C. COOPER
----------------------                             ---------------------------
Leonard F. Cooper                                  Bette C. Cooper


/s/ ROBERT S. STUCHEN                              /s/ DOBRA I. STUCHEN
----------------------                             ---------------------------
Robert S. Stuchen                                  Dobra I. Stuchen


/s/ JAMES B. CAPIN                                 /s/ VICTORIA H. CAPIN
----------------------                             ---------------------------
James B. Capin                                     Victoria H. Capin


/s/ DAVID C. COOPER                                /s/ LIANE L. COOPER
----------------------                             ---------------------------
David C. Cooper                                    Liane L. Cooper


/s/ MARK R. CAPIN
----------------------
Mark R. Capin


/s/ FREDRIC J. CAPIN                               /s/ CYNTHIA A. CAPIN
----------------------                             ---------------------------
Fredric J. Capin                                   Cynthia A. Capin


/s/ NORMAN A. CAPIN
----------------------
Norman A. Capin


/s/ JEFFREY H. STUCHEN                             /s/ AMY L. STUCHEN
----------------------                             ---------------------------
Jeffrey H. Stuchen                                 Amy L. Stuchen

/s/ NILS URMAN                                     /s/ SHARON C. URMAN
------------------------                           ----------------------
Nils Urman                                         Sharon C. Urman


/s/ MAXWELL GORDON KEITH                           /s/ ELIZABETH C. KEITH
------------------------                           ----------------------
Maxwell Gordon Keith                               Elizabeth C. Keith



/s/ SEAN L. STUCHEN
------------------------
Sean L. Stuchen


/s/ RICHARD B. KAUFFMAN                            /s/ SANDRA C. KAUFFMAN
------------------------                           ----------------------
Richard B. Kauffman                                Sandra C. Kauffman